Exhibit 99.3
INVESTMENT PROPERTY SECURITY AGREEMENT
     THIS INVESTMENT PROPERTY SECURITY AGREEMENT (this “Security Agreement”) is entered into as of August 10, 2006, between HIGHLAND MULTI-STRATEGY ONSHORE MASTER SUBFUND, L.L.C., a Delaware limited liability company (“Highland”), and BARCLAYS BANK PLC (“Secured Party”).
     WHEREAS, at the time of the execution of this Security Agreement, Secured Party and Highland have entered into a transaction evidenced by a “long form” Confirmation dated as of July 28, 2006 between Secured Party and Highland (the “Agreement”); and
     WHEREAS, in connection with the Agreement, Highland has agreed to grant a security interest in certain collateral as hereinafter described as security for its obligations and indebtedness (the “Obligations”) under the Agreement and this Security Agreement; and
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
     1. Terms. Terms defined in the Agreement have the same meanings when used herein unless otherwise defined herein or the context hereof otherwise requires. Certain terms used herein are defined in Appendix I hereto, which is incorporated herein. Terms not defined herein (including Appendix I) or in the Agreement which are defined in the New York Uniform Commercial Code, as in effect on the date hereof (the “UCC”), have the meanings specified in the UCC, and the definitions specified in Article 9 of the UCC control in the case of any conflicting definitions in the UCC. The singular number includes the plural and vice versa. Captions of Sections do not limit the terms of such Sections.
     2. Security Interest. To secure the timely payment and performance in full of the Obligations in accordance with the Agreement and this Security Agreement, Highland grants to Secured Party a security interest (the “Security Interest”) in all right, title and interest of Highland in, to and under the following investment property of Highland, whether now owned, arising, existing, or hereafter acquired (the “Collateral”) subject only to any liens to secure normal fees and commissions owed to the Securities Intermediary by Pledgor (which shall be the sole obligation of Pledgor and not in any way an obligation of Secured Party) with respect to the operation of the Account and for the purchase price of Assets ( as defined in 2(a) below) which will be held in the Account (“Permitted Liens”),:
          (a) The Account, Highland’s security entitlements now or in the future carried in the Account, and all property now or hereafter held in the Account (collectively, the “Assets”), specifically including but not limited to all cash, investment property, documents, instruments, general intangibles, certificated and uncertificated securities, securities in book entry form, mutual funds, U.S. Government and state obligations, and deposit accounts, together with all property, certificates, options, rights or other distributions issued as an addition to, in substitution or in exchange therefor, or on account thereof;
          (b) all investment property and other property, rights or interests of any description at any time issued or issuable or held in the Account or any other securities account as an addition to, in substitution or exchange for, with respect to, incident to or in lieu of the Assets or with respect to, incident to or in lieu of the Collateral (i) due to any dividend, stock-split, stock dividend or distribution on dissolution, on partial or total liquidation, or other corporate reorganization; or for any other reason; (ii) in connection with a reduction of capital, capital surplus or paid-in surplus; or (iii) in connection with any spin-off, split-off, reclassification, readjustment, merger, consolidation, sale of assets, combination of shares or any other plan of distribution affecting the entities which have issued or are obligated with respect to any of the Assets;

     (c) any subscription or other rights or options issued in connection with the Assets, including, but not limited to preemptive rights and, if exercised by Highland, all new investment property acquired by Highland upon exercise of such rights, which shall immediately be assigned and delivered to Secured Party and held under the terms of this Security Agreement in the same manner as the investment property originally pledged hereunder;
     (d) all financial assets and cash balances in or credited to the Account or any other securities account included in the Collateral; and
     (e) all distributions, proceeds, monies, income and benefits arising from, by virtue of, or payable with respect to, any of the property described in this Section.
     3. Concerning Any Securities Intermediary. Highland irrevocably consents to and requests that each Securities Intermediary enter into a Control Agreement with Secured Party pursuant to which the Securities Intermediary agrees that it will (a) upon request by Secured Party identify on the records of the Securities Intermediary Secured Party as the entitlement holder with respect to the Security Entitlements, and (b) whether or not Secured Party has made the request specified in clause (a), comply with entitlement orders originated by Secured Party without further consent by Highland.
     4. Representations. Highland represents to Secured Party as follows: (a) Highland is the legal and beneficial owner of the Collateral and the only entitlement holder with respect to any of the Security Entitlements; (b) all Collateral constituting a financial asset is duly authorized and issued, fully paid, and nonassessable, and any securities account or commodity account to which any of the Collateral has been credited has been duly and validly established, and all documentary, stamp, or other taxes or fees owing in connection with the issuance, transfer or grant of the security interest in the Collateral have been paid; (c) no dispute, right of setoff, counterclaim or defense which has not been effectively waived exists with respect to any part of the Collateral, except as granted pursuant to the Account Agreement; (d) the Collateral is owned by Highland free of any hypothecation, lien, charge, encumbrance or security interest or purchase right or option on the part of any third person in such Collateral or the proceeds thereof except the Security Interest, and except as granted pursuant to the Account Agreement; (e) there are no restrictions upon the transfer of any of the Collateral, other than as may appear on the face of any security certificates constituting part of the Collateral, nor are there any financing statements on file in any office covering any part of the Collateral except any in favor of Secured Party; and (f) Highland has the right to transfer or grant a security interest in the Collateral free of any encumbrances other than the Security Interest and without obtaining the consent of any person or entity other than Secured Party.
     5. Covenants. Highland covenants to do the following: (a) from time to time promptly execute, assign, endorse and deliver to Secured Party, if necessary for perfection, all certificated securities constituting part of the Collateral which are not otherwise held in the Account, and all such other assignments, certificates, proxies, entitlement orders, or stock or bond powers as Secured Party may reasonably request in order to evidence, perfect, and enforce the Security Interest and to ensure Secured Party has control of the Collateral; (b) promptly use its best efforts to cause each Securities Intermediary to enter into a Control Agreement. All assignments and endorsements by Highland or acknowledgments by any Securities Intermediary shall be in form and substance mutually satisfactory to Secured Party and Highland; and (c) deliver to Secured Party, on the date hereof, a UCC financing statement for filing which describes the Collateral.
     6. Adjustments and Distributions.
          (a) Unless an Event of Default has occurred, Highland shall be entitled to receive for its own use ordinary cash distributions on the Collateral in an amount not to exceed the Excess Support Amount.

          (b) If at any time there exists a Deficit Support Amount, then Highland shall promptly deposit cash or investment property (such cash or investment property to conform to the collateral guidelines set forth in the Confirmation) into the Account in an amount equal to such Deficit Support Amount.
     7. Registration of Collateral. At any time after the occurrence and during the continuance of an Event of Default, Termination Event or Additional Termination Event (any such event hereinafter an “Event of Default”), Secured Party, at its option, may have the Collateral registered in its name or that of its nominee, and upon Secured Party’s request, Highland will cause the issuer of the Collateral or, if appropriate, the Securities Intermediary to effect such registration. At such time as all Events of Default have been cured or waived, the right to exercise all voting rights with respect to the Collateral shall revert to Highland.
     8. Remedies. Upon the occurrence of an Event of Default, in addition to any other rights and remedies which Secured Party may then have hereunder, under the UCC or otherwise, Secured Party may, to the extent permitted by applicable law, at its discretion, take any one or more of the following actions, without liability except to account for property actually received by it, and Highland agrees that it is commercially reasonable for Secured Party to do any of the following: (a) if not previously done, transfer to or register in the name of Secured Party or Secured Party’s nominee any of the Collateral or become the entitlement holder with respect to any Security Entitlements, in any case with or without indication of the Security Interest, and whether or not so transferred or registered, receive the income, dividends and other distributions with respect to the Collateral and hold them or apply them to the Obligations in any order of priority selected by Secured Party; (b) exercise or cause to be exercised all voting and other powers with respect to any of the Collateral, including all rights to conversion, exchange, subscription or any other rights, privileges or options pertaining to the Collateral; (c) insure any of the Collateral; (d) exchange any of the Collateral for other property upon a reorganization, recapitalization, dissolution, or other readjustment and, in connection therewith, deposit any of the Collateral with any committee or depository upon such terms as Secured Party may determine; (e) in its name or in the name of Highland demand, sue for, collect or receive any money or property at any time payable with respect to any of the Collateral and, in connection therewith, endorse notes, checks, drafts, money orders, and other instruments constituting proceeds of the Collateral in the name of Highland; (f) reduce its claim to judgment or foreclose or otherwise enforce the Security Interest, in whole or in part, by any available procedure; (g) make any compromise or settlement deemed advisable with respect to any of the Collateral; (h) renew, extend, or otherwise change the terms and conditions of any of the Collateral or the Obligations; (i) take or release any other collateral as security for any of the Collateral or the Obligations; (j) add or release any guarantor, endorser, surety or other party to any of the Collateral or the Obligations; and (k) exercise any other rights it may have hereunder or under the UCC or otherwise. The proceeds of any disposition of the Collateral or other action by Secured Party shall be applied to the Obligations in such order and manner as Secured Party and Highland may determine. Secured Party is under no duty to exercise or to withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to Secured Party in this Security Agreement, and Secured Party is not responsible for any failure to do so or delay in so doing.
     9. Provision with Respect to Certain Damages. Notwithstanding any provision of the Agreement or of this Security Agreement to the contrary, in the event that the Party A Final Payment or the Early Termination Settlement Amount (as the case may be) is zero, then Highland shall be deemed to be in breach of the Agreement, Secured Party shall be deemed to have incurred damages of not less than the absolute value of the difference between the Notional Amount and the Reference Portfolio Value and Secured Party shall be entitled to apply the Collateral against such damages. The parties agree that in these circumstances such amount constitutes a reasonable pre-estimate of the Secured Party’s loss and not a penalty.

     10. Legal Restrictions. Highland agrees that there may be legal or practical restrictions or limitations affecting Secured Party in any attempts to dispose of certain portions of the Collateral and for enforcement of its rights. Upon the occurrence of an Event of Default, if Secured Party elects to sell any of the Collateral at public or private sale, it may sell the Collateral at such sale subject to investment letter or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with any laws or regulations, including but not limited to the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or make it necessary to obtain any required approval of the purchase or the purchaser by any governmental agency or officer, at the best price reasonably obtainable by Secured Party at such sale or other disposition in the manner mentioned above. Highland agrees that Secured Party may in its discretion approach a limited number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral, or any part or parts thereof, than would otherwise be obtainable if same were either offered to a larger number of potential purchasers, or registered and sold in the open market. At any sale, (a) Secured Party may rely upon the advice and opinion of any member firm of a national securities exchange as to the best price reasonably obtainable upon such private sale thereof, and such reliance shall be conclusive evidence that Secured Party handled such matter in a commercially reasonable manner under applicable law; (b) Secured Party has no obligation to delay sale of any Collateral to permit the issuer thereof to register it for public sale under any applicable federal or state securities laws; and (c) such a sale shall be deemed to have been made in a commercially reasonable manner.
     11. Attorney-in-Fact. Highland appoints Secured Party, its successors and assigns, as Highland’s attorney-in-fact (without requiring it to act as such), with full power of substitution, to do any act which Highland is obligated by this Security Agreement to do, including, but not limited to, the power to do the following upon the occurrence and during the continuance of an Event of Default: (a) become the entitlement holder, sell, dispose of, or issue entitlement orders with respect to the Collateral as herein provided, issue such orders and instructions as are necessary or appropriate to effect the registration of the Collateral on the books of the issuer of the Collateral or of any Securities Intermediary in the name of Secured Party or to effect the sale or disposition of the Collateral; (b) endorse the name of Highland on all checks, drafts, money orders, or other instruments for the payment of monies that are payable to Highland and constitute collections of the Collateral; (c) execute in the name of Highland any schedules, assignments, instruments, documents, financing statements, amendments of financing statements, applications for registration, and other papers deemed necessary or appropriate by Secured Party to perfect, preserve, or enforce the Security Interest; (d) exercise all rights of Highland in the Collateral; (e) make extension agreements with respect to Collateral; (f) make withdrawals from and close deposit accounts and other accounts with any financial institution into which proceeds may have been deposited and apply funds so withdrawn as provided herein; (g) give notice of Secured Party’s rights under this Security Agreement; (h) enter onto Highland’s premises to inspect the Collateral; and (h) do all acts and things and execute all documents in the name of Highland or otherwise, as reasonably necessary, in connection with the preservation, perfection, and enforcement of its rights hereunder. Secured Party agrees it will not exercise its powers as attorney-in-fact until the occurrence of an Event of Default.
     11. Notices. Any notice required or permitted by this Security Agreement shall be in writing and shall be valid, sufficient, and commercially reasonable if deposited in the mail, certified mail, postage prepaid, return receipt requested, or if delivered by telephonic facsimile, overnight courier, or personal delivery addressed to the parties as set forth as follows, unless such address is changed by written notice hereunder:
          (a) If to Secured Party:

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB, England
Attention: Funds Bookrunning
Telephone: +44 (0) 20 777 38063
Facsimile: +44 (0) 20 751 67977
E-mail: funds.deriv@barclayscapital.com
          (b) If to Highland:
Highland Multi-Strategy Onshore Master SubFund, L.L.C.
c/o Highland Capital Management, L.P.
13455 Noel Road, Suite 1300
Two Galleria Tower
Dallas, Texas 75240
Attention: General Counsel
Telephone: (972) 628-4100
Facsimile: (972) 628-4147
Notices shall be effective as follows: (i) if given by mail, on the earlier of (a) three business days following deposit in a post office or other official depositary under the care and custody of the United States Postal Service or (b) actual receipt as shown on the return receipt; (ii) if given by telephone facsimile, on the day of transmission if made within normal business hours of the recipient and otherwise on the following business day; or (iii) if by personal delivery or overnight courier, on the day of delivery to the appropriate address set forth above; or (iv) if delivery is refused by the addressee, on the day of the first presentation thereof to the addressee. Any delivery receipt or affidavit of messenger shall be presumptive evidence of delivery to the addressee or refusal by the addressee to accept delivery, as the case may be. Any address for notice may be changed by written notice to the other party.
     12. Expenses. To the extent permitted by applicable law Highland promptly will pay, upon demand, any reasonable out-of-pocket expenses incurred by Secured Party in connection herewith, including all costs, expenses, taxes, assessments, court costs, reasonable attorneys’ fees, and expenses of sales incurred in connection with the administration of this Security Agreement, the enforcement of the rights of Secured Party hereunder, incurred after the occurrence of an Event of Default or incurred in connection with the obtaining, preservation, or defense of the Security Interest, or the perfection, custody, defense, protection, collection, repossession, enforcement or sale or the Collateral. All such expenses shall become part of the Obligations, shall be payable on demand, and shall bear interest at the highest lawful rate from the date paid or incurred by Secured Party until paid by Highland.
     13. Copy Effective as Financing Statement. A carbon, photographic, or other reproduction of this Security Agreement or a financing statement describing the Collateral shall be sufficient as a financing statement to the full extent permitted by applicable law. Highland authorizes Secured Party to file a financing statement describing the Collateral.
     14. Written Waiver. No waiver, modification, or alteration of any provision of this Security Agreement, nor consent to any departure from the terms hereof, or from the terms of any other document, shall be effective unless such is in writing and signed by Secured Party, and any such waiver shall be effective only for the specific purpose and in the specific instance given. No waiver by Secured Party of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default nor shall such waiver be deemed to be a continuing waiver.

     15. Benefit. This Security Agreement is binding upon and inures to the benefit of Highland and Secured Party, and their respective heirs, legal representatives, successors and assigns, provided, that Highland may not, without the prior written consent of Secured Party, assign any rights, powers, duties or obligations hereunder.
     16. Remedies Cumulative. All rights and remedies of Secured Party hereunder are cumulative of each other and of every other right or remedy which Secured Party may otherwise have at law or in equity or under any other document for the enforcement of the security interest or the enforcement of any duties of Highland or any other party liable in respect to the Obligations. The exercise by Secured Party of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     17. Amendment. This agreement may be amended only by written instrument signed by Highland and Secured Party.
     18. Course of Dealing. No course of dealing between Highland and Secured Party, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of, Secured Party hereunder or under the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     19. Severability. The invalidity of any one or more phrases, sentences, clauses, paragraphs or sections hereof shall not affect the remaining portions of this Security Agreement. If any one or more of the phrases, sentences, clauses, paragraphs or sections contained herein are invalid, or operate to render this Security Agreement invalid, then this Security Agreement shall be construed as if such invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted.
     20. Governing Law. The substantive laws of the State of New York govern the validity, construction, enforcement, and interpretation of this Security Agreement. This Security Agreement is performable in New York, New York.
     21. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HIGHLAND HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF SECURED PARTY IN NEGOTIATION, ADMINISTRATION OR ENFORCEMENT THEREOF.
     22. Satisfaction of Obligations. Upon the satisfaction of all Obligations and the satisfaction of all additional costs and expenses of Secured Party as provided herein, this Security Agreement shall terminate, and Secured Party shall deliver to Highland, at Highland’s expense, such of the Collateral as has not been sold or otherwise applied pursuant to this Security Agreement and appropriate consents to the termination of all Control Agreements and to the revocation of Highland’s consents with respect to such Control Agreements.
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     IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the day and year first above written.

HIGHLAND:

HIGHLAND MULTI-STRATEGY ONSHORE MASTER SUBFUND, L.L.C.

By:	/s/ J. Kevin Ciavarra

	Name:	J. Kevin Ciavarra

	Title:	Assistant Secretary

SECURED PARTY:

BARCLAYS BANK PLC

By:	/s/ Philippe El-Asmar

	Name:	Philippe El-Asmar

	Title:	Managing Director

APPENDIX I
DEFINITIONS
     “Account” means Highland’s security account no. 210-00555 maintained with Broker pursuant to the terms of any agreement for custody, investment management, investment advisory or similar services between Broker and Highland, and includes any other account into which any Collateral is transferred.
     “Account Agreement” means that certain Prime Broker Margin Account Agreement between Highland and Broker with respect to the Account.
     “Broker” means Barclays Capital Inc.
     “Control Agreement” means each agreement among Securities Intermediary, Highland, and Secured Party in form and substance satisfactory to Secured Party in its sole discretion pursuant to which the Securities Intermediary agrees to comply with entitlement orders from Secured Party with respect to the Collateral without further consent by Highland.
     “Deficit Support Amount” means, on any date of determination, the U.S. dollar amount by which the Credit Support Amount exceeds the market value of the Assets.
     “Excess Support Amount” means the portion of the market value of the Assets which exceeds the Credit Support Amount.
     “Securities Intermediary” means each securities intermediary acting in that capacity with respect to any of the Collateral.
     “Security Entitlement” means each security entitlement constituting part of the Collateral.
Appendix I